Exhibit 99.1

MANHATTAN BANCORP

Contact Information:

Deepak Kumar	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

BANK OF MANHATTAN ANNOUNCES APPOINTMENT OF SHANNON MILLARD

LOS ANGELES, CA — July 12, 2010 — Bank of Manhattan, N.A. (“Bank”), a wholly-owned banking subsidiary of Manhattan Bancorp (OTCBB: MNHN), announced today the appointment of Shannon Millard as Executive Vice President and Chief Credit Officer of the Bank.

“We are excited to have Shannon join us,” said Deepak Kumar, the Bank’s President and Chief Executive Officer.  “She brings with her a wealth of knowledge and experience and is a great addition to the team.” Ms. Millard has over 25 years of banking experience, most recently as President of the Retail Banking Division of First Federal Bank of California.  She also served as their Chief Credit Officer for 10 years, as well as held other key positions there and at The Bank of California, N.A.  She was a Board member of the California Bankers Association Mortgage Lending Committee and has sat on the board of three wholly-owned subsidiaries of First Federal Bank of California, as well as the YWCA of Santa Monica/Westside.

“I am very excited to have joined the Bank of Manhattan team.  The Bank has a unique opportunity to truly excel in this market,” said Ms. Millard.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. The Bank offers through its well established platform, a breadth of products and solutions in the commercial and private banking space. Manhattan Bancorp also operates Banc of Manhattan Capital, LLC, a full service mortgage-centric broker/dealer. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2009 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.